UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15 (d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 23, 2012

CENTURY CASINOS, INC.
(Exact Name of Registrant as specified in its charter)

Delaware	0-22290	84-1271317
(State or other jurisdiction	(Commission	(I.R.S. Employer
of incorporation)	File Number)	Identification Number)

2860 South Circle Drive, Suite 350, Colorado Springs, CO	80906
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code:	719-527-8300

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

‘ Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

’ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

’ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

’ Pre-commencement pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry Into a Material Definitive Agreement

On November 30, 2012, Century Casinos, Inc.’s subsidiary Century Casinos Europe GmbH ("CCE") signed credit and management agreements with United Horsemen of Alberta Inc. ("UHA") in connection with the development of a proposed Racing Entertainment Center (“REC”) in Balzac, north metropolitan area of Calgary, Alberta, Canada, which would be exclusively managed by the Company.

The REC project is subject to development approvals and licensing from the Alberta Gaming and Liquor Commission ("AGLC"). There is no assurance that the needed approvals will be obtained or as to the timing of such approvals.

CCE has agreed to loan to UHA up to CAD 13 million (approximately USD 13 million based on the exchange rate in effect on November 30, 2012) for the exclusive use of developing the proposed REC. The loan has an interest rate of LIBOR plus 800 basis points and a term of five years and is convertible at CCE’s option once the project becomes operational into up to a 60% ownership position in UHA. The loan is secured by a leasehold mortgage on the REC property and a pledge of UHA’s stock by the UHA shareholders. The Company intends to provide the loan to UHA with borrowings under the Company’s Bank of Montreal credit agreement.

Once the REC is developed and operational and for as long as CCE has not converted the UHA loan into a majority ownership position in UHA, CCE will receive 60% of UHA’s net profit before tax as a management fee.

This summary of the credit and management agreements is qualified in its entirety by the text of the agreements, copies of which are attached to this Form 8-K as Exhibits 10.1 and 10.2 and are incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

   10.1 Credit Agreement as of November 23, 2012 by and between Century Casinos Europe GmbH and United Horsemen of Alberta Inc.

   10.2 Management Agreement as of November 23, 2012 by and between United Horsemen of Alberta Inc. and Century Casinos Europe GmbH.

   99.1 Century Casinos, Inc. press release announcing credit and management agreements to develop racing entertainment center.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Century Casinos, Inc.
(Registrant)

Date: December 3, 2012	By : /s/ Margaret Stapleton
Margaret Stapleton
Executive Vice President and Principal Financial/Accounting Office